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                                                                      Exhibit 99

                       U.S. PROVISIONAL PATENT APPLICATON
                             SERIAL NO. 60/611,.352
                            FILED SEPTEMBER 20, 2004

BACKGROUND OF THE INVENTION.

Many people rely on the convenience of their cellular phones for staying in touch and value the security of being able to make a call at anytime. For international travelers, the convenience and necessity of being able to stay in contact with people back home or for trip planning during the travels is especially important. In order to use the cellular phone in a foreign country; however, the choices are limited and sometimes very expensive. Even though many U.S. carriers have international roaming agreements, a user's current phone will not necessarily work in a foreign country nor is this the least expensive approach. Alternatively, one can purchase a GSM (Global System for Mobile Communications) cell phone, which will be compatible with telecommunications networks in most countries, and purchase Subscriber Identity Module ("SIM") cards (a small chip that slides into the phone) to allow service in that particular country.

However, the typical telecommunications systems heretofore in use involve wireless carriers handling the incoming and outgoing calls as well as all user information associated with each individual account. In this case, there is often little flexibility in the kind of plans in which the user can participate, especially if he or she would prefer to pre-pay for services instead of signing a term contract. In addition, travelers may wish to take advantage of services in addition to sending and receiving calls while travelling abroad, such as access to voice mail, multimedia messaging services, financial services, and concierge and interpreter services.

Some known systems and methods disclose services such as "on demand" interpretation services provided by telephone and paid for through the use of a pre-paid debit or credit card. It is also known that the interpretation services may be associated with cell phone service. However, the phone service is still discretely provided by the mobile carrier, and the user account information dealing with the assisted call is separately handled.

It is desirable to obtain total control over the airtime use of cellular phones or other wireless communication devices to combine services and gather user information associated with the services in one place.

BRIEF SUMMARY OF THE INVENTION.

The present invention relates to a system for providing wireless communication services, audio and multimedia contents and services, live services and financial services from a cellular phone to individual users where total or partial control of all outgoing and incoming communications, of all phone numbers (such as, cellular phone number, destination numbers, caller identification number, services phone numbers), of all customers accounts and billing processes, resides in the invention and may be performed in total independence of the contracted wireless carrier.

An embodiment of the present invention resides in a system and method for programming, transforming and manufacturing cellular phones and/or certain electronic and mechanical components of cellular phones, and programming a telecommunication platform, software and databases. The modifications made on the cellular phone handset may limit the traditional features of the handset and, because of these limitations: bring new features that were not previously available.

Various embodiments of this invention may provide a system and a method for the control of airtime of a communications device, while offering international travelers various services, such as native language communications, live assistance, live interpretation services, live concierge services, customized audio content, and financial services.

Applications of the present invention may also provide a system and a method to control, via programming telecommunications equipment, all incoming and outgoing communication to a cellular phone, with all services and billing processes of the invention performed in total independence of the contracted wireless carrier.